Exhibit 99.1
Dendreon Reports Second Quarter 2011 Financial Results
-- Gross Revenue of Approximately $51MM in Q2 –
-- Shift in Launch Trajectory Based on More Gradual Adoption --
-- Recent Positive Reimbursement Changes Expected to Have Significant Impact --
-- Company Expects Modest Quarter over Quarter Revenue Growth for Remainder of 2011--

SEATTLE, August 3, 2011 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the second quarter ended June 30, 2011.  Net revenue for the quarter ended June 30, 2011 was $49.6 million compared to $2.8 million for the quarter ended June 30, 2010.  This included a $1.9 million reserve for estimated rebates and chargebacks associated with either Medicaid patients or other pricing discounts offered pursuant to mandatory federal and state government programs.  Gross revenue for the quarter ended June 30, 2011, excluding the impact of  $1.9 million in estimated rebates and chargebacks, was $51.4 million compared to $2.8 million for the quarter ended June 30, 2010.  Net revenue for the six months ended June 30, 2011 was $77.6 million compared to $2.8 million for the six months ended June 30, 2010. Gross revenue for the six months ended June 30, 2011, excluding the impact of $2.3 million in estimated rebates and chargebacks, was $79.9 million.

Dendreon recorded a GAAP net loss for the quarter ended June 30, 2011 of $114.6 million, or $0.79 per share compared to a net loss of $142.6 million, or $1.04 per share for the quarter ended June 30, 2010.  GAAP net loss for the six months ended June 30, 2011 was $226.4 million, or $1.55 per share compared to $268.3 million, or $2.00 per share for the six months ended June 30, 2010.

On a pro-forma basis, excluding non-cash expenses associated with depreciation and amortization, non-cash imputed interest expense, and non-cash deferred stock compensation, Dendreon’s net loss for the quarter ended June 30, 2011 was $83.5 million, or $0.57 per share, compared to $130.5 million, or $0.96 per share for the quarter ended June 30, 2010, which included a $0.55 charge for warrant revaluation.  The non GAAP net loss for the six months ended June 30, 2011 was $168.9 million, or $1.16 per share, compared to $246.7 million, or $1.84 per share for the six months ended June 30, 2010, which included a $1.06 charge for warrant revaluation.  The warrants were exercised during the second quarter of 2010 and as such, the Company will not be recording any further non-cash charges associated with the revaluation of its warrant liability.

Dendreon’s total operating expenses for the quarter ended June 30, 2011 were $123.6 million compared to $68.4 million for the three months ended June 30, 2010.  Dendreon’s total operating expenses for the six months ended June 30, 2011 were $236.5 million compared to $126.1 million for the same period in 2010.

As of June 30, 2011, Dendreon had $673.9 million in cash, cash equivalents, and short-term and long-term investments compared to $277.3 million as of December 31, 2010.

“We believe the market potential for PROVENGE is substantial, and the primary issue affecting the dynamics of our launch is the reimbursement knowledge around PROVENGE. We anticipate the positive National Coverage Determination (NCD) and Q-code will have a significant impact on increased physician adoption. However, we believe this will take time, and for the remainder of 2011, the launch trajectory will reflect a more gradual adoption of PROVENGE as physicians gain confidence in this positive reimbursement landscape,” said Mitchell H. Gold, MD, president and chief executive officer.  “With the number of infusion sites increasing substantially, our principal objective continues to be ensuring all eligible patients have access to PROVENGE.”

Dendreon expects that adoption of the new reimbursement paradigm will take time.  Accordingly, Dendreon is withdrawing its previous guidance of $350-400 million in revenue for 2011 and currently expects modest quarter over quarter revenue growth for the remainder of this year.

The Company expects to reduce expenses, including workforce reductions, to align with its near-term manufacturing requirements.

“Our accomplishments this year are foundational as we introduce an entirely new treatment paradigm for patients with advanced prostate cancer,” continued Dr. Gold.  “These position us well to realize the significant market potential of PROVENGE, and we have identified a solid and clear path to ensuring that the many men who can benefit from it have access to our life-extending drug.”

Recent Highlights:
•
On June 30, 2011, the Centers for Medicare and Medicaid Services (CMS) issued a final NCD for PROVENGE, requiring Medicare contractors to cover on-label use of PROVENGE.  The NCD clarifies and simplifies reimbursement for PROVENGE by aligning reimbursement criteria with the FDA label.

•
On July 1, 2011, PROVENGE was issued a product specific Q-code that allows for electronic submission of claims and accelerates time to payment for physicians; in some cases physicians have seen reimbursement in as little as two weeks.

•	There is strong physician interest in PROVENGE, as Dendreon has exceeded its projections of number of accounts infusing the product.
o	The number of accounts infusing PROVENGE at the end of the second quarter increased from approximately 135 to more than 265, exceeding the Company’s guidance of 225.
o
At the end of July, the Company had more than 300 accounts that have infused PROVENGE.  In addition, at the end of July there were more than 500 total sites that have completed the in servicing process, of which approximately 360 have either infused the product or have their patients scheduled for their first PROVENGE regimen.

•
On June 29, 2011, the U.S. Food and Drug Administration (FDA) approved Dendreon’s Seal Beach, CA immunotherapy manufacturing facility.  The Seal Beach facility, located just outside of Los Angeles, includes 36 workstations.

•	In April, Dendreon filed a post-approval supplement for its Atlanta facility, for which there is an FDA action date of August 28, 2011.

Conference Call Information
Dendreon will host a conference call on August 3, 2011 at 4:30 p.m. ET.  To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 82447836.  The call will also be audio webcast and will be available from the Company's website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section.  A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-800-642-1687 or +1-706-645-9291 for international callers; the conference ID number is 82447836.  The replay will be available from 7:30 p.m. ET on August 3 until 11:59 p.m. ET on August 10.  In addition, the webcast will be archived for on-demand listening for 30 days at http://www.dendreon.com.

PROVENGE Indication and Safety
PROVENGE is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer.

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company's ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information or call 1-877-336-3736.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics.  The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types.  Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010.  Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers.  The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN.  For more information about the Company and its programs, visit http://www.dendreon.com/.

This news release contains forward-looking statements that are subject to risks and uncertainties.  Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including progress on the commercialization efforts for PROVENGE.  Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.  Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Revenue	$49,555	$2,810	$77,616	$2,831
Cost of revenue	28,754	2,692	47,092	2,692
Gross profit	20,801	118	30,524	139

Operating expenses:
Research and development	18,565	20,743	36,174	50,157
Selling, general and administrative	105,071	47,697	200,360	75,915
Total operating expenses	123,636	68,440	236,534	126,072
Loss from operations	(102,835)	(68,322)	(206,010)	(125,933)
Interest income	393	300	793	578
Interest expense	(12,121)	(110)	(21,114)	(424)
Loss from valuation of warrant liability	—	(74,484)	—	(142,567)
Other income (expense)	(26)	—	(26)	—
Net loss	$(114,589)	$(142,616)	$(226,357)	$(268,346)

Basic and diluted net loss per share	$(0.79)	$(1.04)	$(1.55)	$(2.00)

Shares used in computation of basic and
diluted net loss per share	145,928	136,636	145,712	134,061

	June 30,	December 31,
	2011	2010
Balance Sheet Data:
Cash and cash equivalents	$490,434	$132,995
Short-term investments	133,229	121,796
Long-term investments	50,284	22,505
Trade accounts receivable	28,039	12,679
Prepaid antigen costs	19,570	17,656
Inventory	52,265	30,928
Total assets	1,058,406	603,953
Convertible senior notes due 2016	496,974	—
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders' equity	435,124	492,774

DENDREON CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP NET LOSS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

GAAP net loss	$(114,589)	$(142,616)	$(226,357)	$(268,346)
Non-GAAP adjustments:
Depreciation and amortization expense	8,745	2,706	16,154	5,171
Stock-based compensation expense	16,754	9,399	31,430	16,469
Imputed interest related to the convertible senior notes due 2016	5,550	—	9,851	—
Non-GAAP net loss	$(83,540)	$(130,511)	$(168,922)	$(246,706)

Non-GAAP net loss per share- basic and diluted	$(0.57)	$(0.96)	$(1.16)	$(1.84)

Shares used in computation of basic and
diluted net loss per share	145,928	136,636	145,712	134,061

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon's financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these non-cash items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company's performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.